Exhibit 10.1

BEST BUY CO., INC.
PERFORMANCE SHARE AWARD AGREEMENT

Award Date: August 5, 2008

I.                                         The Award and the Plan.  As of the Award Date set forth in the Award Notification accompanying this Performance Award, Best Buy Co., Inc. (“Best Buy” or the “Company”) grants to you the right to earn the number of its Shares set forth in such Award Notification (the “Performance Shares”), to be issued to you (a) if you earn some or all of the Performance Shares by meeting certain Performance Goals, (b) if some or all of the Performance Shares you may earn also become vested when certain other conditions are satisfied, and (c) at the scheduled time or times for issuance of any earned and vested Performance Shares, all pursuant to the terms and conditions contained in this Performance Share Award Agreement (this “Agreement”) and the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended May 1, 2007 (the “Plan”).  Capitalized terms not defined in the body of this Agreement are defined in the attached Addendum or in the Plan.  Except as otherwise stated, all “Section” references refer to Sections of this Agreement.

II.                                     Earning, Vesting and Issuance of Component 1 Performance Shares.

2.1                               Earning the Component 1 Performance Shares.  The performance period for determining whether you will earn the first 50% of the Performance Shares (the “Component 1 Performance Shares”) shall run from June 1, 2008, through February 26, 2011 (the “Component 1 Performance Period”).  After the end of the Component 1 Performance Period, the Committee will determine the number (if any) of Component 1 Performance Shares you have earned, based on (a) the level of achievement of the Performance Goals for the Component 1 Performance Period, as set forth in the Performance Goals Schedule attached to this Agreement; or (b) if applicable, a Change in Control as provided in Section 4.4(e).  The manner in which the number of earned Component 1 Performance Shares (if any) will vest or become forfeited is described in Section 2.2; and the times at which any vested Component 1 Performance Shares will be issued to you are described in Section 2.3.

2.2                               Vesting of Component 1 Performance Shares.  Subject to the restrictions and forfeiture provisions described in Section 4.2, any Component 1 Performance Shares that are earned in accordance with Section 2.1 shall vest or become forfeited as follows:

(a)                                  100% of the earned Component 1 Performance Shares will vest on the last day of the Component 1 Performance Period, subject to your continued employment with the Company Group through that date;

(b)                                 If your employment with the Company Group ends before the earliest of (i) the date of your Qualified Retirement, (ii) the last day of the Component 1 Performance Period, or (iii) the date of a Change in Control, your right to earn any Performance Shares will be forfeited pursuant to Section 4.4(a); or

(c)                                  If your Qualified Retirement or a Change in Control occurs before the last day of the Component 1 Performance Period, the vested percentage (if any) of any Component 1 Performance Shares you may earn will be determined under Section 4.4; and the balance will be forfeited.

2.3                               Issuance of Component 1 Performance Shares.  Subject to the restrictions of Section 4.2 and any earlier issuance of Performance Shares under Section 4.4(e), any portion of the Component 1 Performance Shares that is earned in accordance with Section 2.1, and has become vested in accordance with Section 2.2 or Section 4.4, shall be issued to you in the form of Shares at the following times, subject to any deferred issuance required by Section 4.3:

(a)                                  One-third (1/3) will be issued 60 days (or as soon as practicable thereafter) after the last day of the Component 1 Performance Period,

(b)                                 One-third (1/3) will be issued on the first anniversary (or as soon as practicable thereafter) of the last day of the Component 1 Performance Period, and

(c)                                  One-third (1/3) will be issued on the second anniversary (or as soon as practicable thereafter) of the last day of the Component 1 Performance Period.

III.                                 Earning, Vesting and Issuance of Component 2 Performance Shares.

3.1                               Earning the Component 2 Performance Shares.  The performance period for determining whether you will earn the second 50% of the Performance Shares (the “Component 2 Performance Shares”) shall run from June 1, 2008, through March 3, 2012 (the “Component 2 Performance Period”).  After the end of the Component 2 Performance Period, the Committee will determine the number (if any) of Component 2 Performance Shares you have earned, based on based on (a) the level of achievement of the Performance Goals for the Component 2 Performance Period, as set forth in the Performance Goals Schedule attached to this Agreement; or (b) if applicable, a Change in Control as provided in Section 4.4(e).  The manner in which the number of earned Component 2 Performance Shares (if any) will vest or become forfeited is described in Section 3.2; and the times at which any vested Component 2 Performance Shares will be issued to you are described in Section 3.3.

3.2                               Vesting of Component 2 Performance Shares.  Subject to the restrictions and forfeiture provisions described in Section 4.2, any Component 2 Performance Shares that are earned in accordance with Section 3.1 shall vest or become forfeited as follows:

(a)                                  100% of the earned Component 2 Performance Shares will vest on the last day of the Component 2 Performance Period, subject to your continued employment with the Company Group through that date; or

(b)                                 If your employment with the Company Group ends or a Change in Control occurs before the last day of the Component 2 Performance Period, the vested percentage (if any) of any Component 2 Performance Shares you may earn will be determined under Section 4.4; and the balance will be forfeited.

3.3                               Issuance of Component 2 Performance Shares.  Subject to the restrictions and forfeiture provisions described in Section 4.2, and any earlier issuance of Performance Shares under Section 4.4(e), any portion of the Component 2 Performance Shares that is earned in accordance with Section 3.1, and has become vested in accordance with Section 3.2, shall be issued to you in the form of Shares at the following times, subject to any deferred issuance required by Section 4.3:

(a)                                  50% will be issued 60 days (or as soon as practicable thereafter) after the last day of the Component 2 Performance Period, and

(b)                                 50% will be issued on the first anniversary (or as soon as practicable thereafter) of the last day of the Component 2 Performance Period.

IV.                                General Provisions Applicable to Performance Shares.

4.1                               Dividend Equivalents.  The dollar amount of any dividends or other distributions (whether in cash or property other than equity securities of Best Buy) that would have been paid on any Performance Shares you earn under this Agreement (“Dividend Equivalents”), if the Performance Shares had been issued at the beginning of either the Component 1 Performance Period or the Component 2 Performance Period, as applicable (collectively, the “Performance Periods”), will be credited by Best Buy to a bookkeeping account in its records as of the date when the number of earned and vested Performance Shares is finally determined for each of the Performance Periods; and from time to time thereafter until those Performance Shares are issued to you or forfeited.  At each time when Best Buy issues Performance Shares to you, Best Buy will pay you from that account an amount of cash equal to all Dividend Equivalents that have been credited to the account with respect to those Performance Shares during the period before those Performance Shares are issued, without interest, less any applicable tax withholding amounts; provided, however, that if any of the Performance Shares are forfeited as described in Section 4.4 or Article V, then all rights to any Dividend Equivalents that would have been paid on those forfeited Performance Shares will also be forfeited.

4.2                               Restrictions.  In addition to the requirements for earning and vesting of Performance Shares and Dividend Equivalents, your rights to receive and retain any Performance Shares and Dividend Equivalents (whether or not earned and otherwise vested) earned under this Agreement are subject to the following restrictions:

(a)                                  all rights to Performance Shares and Dividend Equivalents are subject to forfeiture as provided in Section 4.4 and Article V and the Plan; and

(b)                                 your rights to receive Performance Shares that have not yet been issued (whether or not earned and vested), and any related Dividend Equivalents, may not be sold, assigned, transferred or pledged at any time before they are delivered.  You may not transfer the rights to receive any unissued Performance Shares, or any related Dividend Equivalents, other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

4.3                               Annual Plan Limitation on Delivery of Performance Shares and Dividend Equivalents.  If (a) the Annual Plan Limitation (as defined in the following paragraph) applies to you for a taxable year, and (b) the value of any Performance Shares and any related Dividend Equivalents (as of the day before the scheduled issuance date) otherwise deliverable to you under this Agreement (including any amounts deferred under this paragraph) during that taxable year, in combination with all other Performance Awards (if any) payable to you in that taxable year, would exceed the Annual Plan Limitation, the delivery of such excess amounts of Performance Shares and any related Dividend Equivalents under this Agreement shall be deferred until the first business day of your next taxable year in which any of the excess Performance Shares and related Dividend Equivalents may be delivered to you without exceeding the Annual Plan Limitation.

The dollar amount of the “Annual Plan Limitation,” and any requirements for determining whether or not it will apply to you (as a covered employee defined under Section 162(m) of the Code, or otherwise) at a particular time, shall be determined as of August 15, 2010, by reference to either or both of the Plan provisions described in the following subparagraphs (a) and (b), to the extent such provisions apply to you:

(a)                                  if you have not been continuously employed by the Company Group through August 15, 2010, the “Annual Plan Limitation” shall mean the terms and conditions of Section 4(d)(ii) of the Plan, as in effect on June 1, 2008; or

(b)                                 if you have been continuously employed by the Company Group through August 15, 2010, the “Annual Plan Limitation” shall mean the terms and conditions of Section 4(d)(ii) of the Plan (or any successor provision), as in effect for this Award on August 15, 2010, after any approval by the shareholders of Best Buy that may be required under Code Section 162(m) if those terms and conditions are amended after June 1, 2008; provided, however, that if, as of August 15, 2010, any number of the Performance Shares to be issued under this Agreement is both calculable and substantially certain to be issued when due under this Agreement, the “Annual Plan Limitation” shall mean, with respect to that number of Performance Shares and any related Dividend Equivalents, the terms and conditions of Section 4(d)(ii) of the Plan, as in effect on June 1, 2008.

The determination of the “Annual Plan Limitation” as of August 15, 2010, as provided in the preceding paragraph, is intended to constitute a deferred initial election of payment terms for performance-based compensation, as permitted under Code Section 409A.  For purposes of this Agreement, the Annual Plan Limitation, to the extent it will apply to you under the Plan, is also intended to qualify any Performance Shares and Dividend Equivalents that you may earn under this Agreement as qualified performance-based compensation defined under Code Section 162(m).  The terms and conditions of this Agreement shall be interpreted in a manner that carries out both of those intentions.

4.4                               Termination of Employment or Change in Control.  Your employment with the Company Group may be terminated by your employer at any time for any reason (or no reason).  Upon any termination of your employment with the Company Group, or upon any Change in Control, in either case before or after the end of either or both of the Performance Periods (each, an “Incomplete Performance Period”), your right to earn and receive any Performance Shares and Dividend Equivalents for each Incomplete Performance Period shall be measured and vested as follows or, to the extent applicable, forfeited under this Section 4.4 or Article V:

(a)                                  Except as otherwise provided in subsection (e) of this Section 4.4 (concerning a Change in Control), if your employment with the Company Group ends for any reason  (other than your Qualified Retirement) on or before the last day of the Component 1 Performance Period, your right to earn any Performance Shares under this Agreement will be forfeited.

(b)                                 Except as otherwise provided in Article V or any of subsections (d), (e) or (f) of this Section 4.4, if your Qualified Retirement occurred during an Incomplete Performance Period, or if your employment ended for any reason during the last 12 months of the Component 2 Performance Period, the Performance Goals for earning Performance Shares will continue to be measured during any remaining portion of each such Incomplete Performance Period, and no Performance Shares relating to such Incomplete Performance Period will be treated as earned or vested until such date as the Committee determines in its sole discretion (i) whether and to what extent you have earned any Performance Shares relating to the Incomplete Performance Period because any of the applicable Performance Goals set forth in the attached Performance Goals Schedule have been met to any extent, as set forth in Sections 2.1 and 3.1; and (ii) whether and to what extent any Performance Shares you have earned for the Incomplete Performance Period are vested and payable in accordance with the following subsection (c).

(c)                                  Except as otherwise provided in Article V or any of subsections (d), (e) or (f) of this Section 4.4, if your Qualified Retirement occurred during an Incomplete Performance Period, or if your employment ended for any reason during the last 12 months of the Component 2 Performance Period, and if the Committee determines after the end of the each Incomplete Performance Period that you have earned any Performance Shares for the Incomplete Performance Period because the applicable Performance Goals have been met to any extent for the Incomplete Performance Period, then the number of Performance Shares that you have earned for the Incomplete Performance Period will become vested on a prorated basis, as of the date of your employment termination, in the ratio of (i) the number of Whole Months you completed during the Incomplete Performance Period and before that termination date to (ii) the total number of months originally scheduled in the Incomplete Performance Period; any vested portion of the Performance Shares you earned during the Incomplete Performance Period will be issued, subject to any deferred issuance required by Section 4.3, as provided in Section 3.3; any Dividend Equivalents related to those Performance Shares will be paid under Section 4.1; and any Performance Shares that are not vested under this subsection (c) will be forfeited.

(d)                                 If, before or after the end of the Performance Periods, your employment terminates for Cause (as defined in the Addendum hereto) or for any reason at a time when you could have been discharged for Cause by any member of the Company Group, your rights to earn and receive any Performance Shares and Dividend Equivalents that have not yet been delivered to you will be immediately and irrevocably forfeited.

(e)                                  Except as otherwise provided in Article V or the preceding subsection (d), if a Change in Control occurs before the end of either or both of the Performance Periods (each, an “Incomplete Performance Period”), (i) 20% of the Performance Shares relating to each Incomplete Performance Period will be treated as fully earned, without regard to completion of the Incomplete Performance Period or any actual achievement of the Performance Goals for the Incomplete Performance Period; (ii) if you are employed by any member of the Company Group at the opening of business on the date of the Change in Control, such earned 20% of such Performance Shares will be 100% vested; (iii) if you are not then employed by the Company Group, a percentage of the Component 2 Performance Shares that are included in such earned 20% of the Performance Shares will be vested to the extent (if any) provided in subsection (c) of this Section 4.4; and (iv) subject to any deferred issuance required by Section 4.3, such earned and vested Performance Shares will be issued to you within 60 days after such Change in Control, and any Dividend Equivalents related to the earned and vested Performance Shares issued under this subsection will then be paid under Section 4.1.

(f)                                    If a Change in Control occurs during an Incomplete Performance Period, your rights to earn and receive any Performance Shares and Dividend Equivalents relating to that Incomplete Performance Period will be immediately and irrevocably forfeited, except to the extent (if any) that you are eligible to receive a portion of your Performance Shares under the preceding subsection (e).

(g)                                 Except as otherwise provided in Article V or the preceding subsection (d), any Change in Control or termination of your employment with the Company Group that occurs on or after the last day of a Performance Period will not adversely affect your rights to any Performance Shares that have been earned and are vested for that completed Performance Period.

4.5                               No Shareholder Rights.  You will not have any of the rights of a shareholder with respect to any Performance Shares that have not been issued to you.

4.6                               Taxes.  You are liable for any federal and state income or other taxes applicable upon the grant of the Performance Shares, the earning, vesting or issuance of any Performance Shares and the payment of Dividend Equivalents, and your subsequent disposition of any Performance Shares; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences of those events.  When any Performance Shares have become earned and vested, but are not yet issuable under the other provisions of this Agreement, Best Buy will withhold from those Performance Shares (and treat as issued to you for tax purposes) a number of Performance Shares having a fair market value equal to the amount of all applicable FICA, FUTA and income taxes required by Best Buy to be withheld upon such event; and Best Buy shall pay to you, subject to applicable tax withholding, any Dividend Equivalents related to the withheld Performance Shares.  Upon the issuance of any Performance Shares at a time after they have become vested, Best Buy will withhold from any related Dividend Equivalents the amount of all applicable income taxes required by Best Buy to be withheld upon such issuance and, to the extent necessary, will withhold from those Performance Shares (and treat as issued to you for tax purposes) a number of Performance Shares having a fair market value equal to any amount of such income tax withholding that exceeds the Dividend Equivalent amount then payable.

V.                                    Restrictive Covenants and Forfeiture Remedy.  By accepting this Award, you agree to the restrictions and agreements contained in Sections 5.2, 5.3 and 5.4 of this Article V (the “Restrictive Covenants”), and also Section 5.6; and you agree that the Restrictive Covenants and the forfeiture remedies described in Section 5.1 and 5.6 are reasonable and necessary to protect the legitimate interests of the Company Group.

5.1                               Forfeiture for Violation of Restrictive Covenants.  In consideration of the terms of this Award and in recognition of the fact that you will receive Confidential Information during your employment with the Company Group, you agree to be bound by the following Restrictive Covenants and agree that if you violate any provision of such Restrictive Covenants, then, notwithstanding any other provision of this Agreement:

(a)                                  all unvested Performance Shares, together with any vested Performance Shares that have not been issued and any Performance Shares that were issued within one year before or within one year after the date on which such violation occurred (the “Forfeited Shares”), all unpaid or paid Dividend Equivalents relating to such Forfeited Shares, and all dividends received or due on such Forfeited Shares, shall be forfeited and any rights thereto shall become null and void; and

(b)                                 you shall pay to Best Buy, upon demand, an amount equal to (i) the proceeds you have received from any sales of Forfeited Shares, the payment of any related Dividend Equivalents, and any dividends received on the sold Forfeited Shares; and (ii) if you still hold all or any part of the Forfeited Shares at the time such demand is made by Best Buy, the aggregate Fair Market Value of such Forfeited Shares as of the date of issuance of such Forfeited Shares, any proceeds you have received from any Dividend Equivalents related to such Forfeited Share, and any dividends you have received on such Forfeited Shares.

You also agree that the forfeiture and repayment provisions of this Section 5.1 may be used to enforce the forfeiture and repayment provisions of Section 5.6.

5.2                               Confidentiality Restrictive Covenant.  In consideration of your opportunity to earn Performance Shares, you acknowledge that the Company Group operates in a competitive environment and that the Company Group has a substantial interest in protecting its Confidential Information; and you agree, during your employment with the Company Group and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

5.3                               Competitive Activity Restrictive Covenant.  During your employment with the Company Group and for one year after the earlier of (i) the termination of your employment for any reason whatsoever or (ii) the last issuance of Performance Shares under the provisions of this Award, you shall not engage in any Competitive Activity.  Because the Company Group’s business competes on a global basis, your obligations hereunder shall apply anywhere in the world.

5.4                               Non-Solicitation Restrictive Covenant.  During your employment with the Company Group and for one year after the earlier of (i) the termination of your employment for any reason whatsoever or (ii) the last issuance of Performance Shares under the provisions of this Award, you shall not:

(a)                                  induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere adversely with the relationship between any such employee and the Company Group;

(b)                                 induce or attempt to induce any employee of the Company Group to work for, render services to, provide advice to, or supply Confidential Information of the Company Group to any third person, firm, or corporation;

(c)                                  employ, or otherwise pay for services rendered by, any employee of the Company Group in any business enterprise with which you may be associated, connected or affiliated;

(d)                                 induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company Group; or

(e)                                  assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you.  In particular, you will not, directly or indirectly, induce any employee of the Company Group to carry out any such activity.

5.5                               Committee Discretion.  You may be released from your Restrictive Covenants under this Article V only if, and to the extent that, the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company Group.

5.6                               Impact of Restatement of Financial Statements Upon Award.  If any of Best Buy’s financial statements are required to be restated as a result of any errors, omissions or fraud in which you were involved, the Committee may (in its sole discretion, but acting in good faith) direct that all or a portion of the Award under this Agreement, with respect to any fiscal year of Best Buy for which the financial results are negatively affected by such restatement, shall be forfeited or recovered from you.  The amount to be forfeited or recovered from you shall be the amount by which the value of the Award under this Agreement exceeded the amount that would have been payable to you had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee may determine.  In no event shall the amount to be forfeited or recovered by Best Buy be less than the amount required to be forfeited or recovered as a matter of law.  The Committee shall determine whether Best Buy shall effect any such forfeiture or recovery (a) by seeking repayment from you pursuant to this Article V; (b) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to you under this Agreement and any other compensatory plan, program or arrangement maintained by the Company Group; (c) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made to you in accordance with the otherwise applicable compensation practices of the Company Group, or (d) by any combination of the foregoing.

5.7                               Right of Set-Off.  By accepting this Agreement, you consent to a deduction from any amounts the Company Group owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to you by the Company Group), to the extent of the amounts you owe the Company Group under this Article V.  Whether or not the Company Group elects to make any set-off in whole or in part, if the Company Group does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to Best Buy.

5.8                               Partial Invalidity.  In the event that any portion of this Article V shall be determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action.  You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

5.9                               Jurisdiction and Venue.  You and Best Buy agree that state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

5.10                        Costs of Enforcement.  In addition to any other remedy to which the Company Group is entitled, you agree that the Company Group shall be entitled to recover from you any attorney’s fees, costs or disbursements reasonably incurred by the Company Group to enforce any provision of this Agreement or to otherwise defend itself from any claim brought against the Company Group under any provision of this Agreement.

VI.                                General Terms and Conditions.  This Agreement does not guarantee your continued employment or alter the right of any member of the Company Group to terminate your employment at any time.  This Award is granted pursuant to the Plan and is subject to its terms.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.  By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

[signature page follows]

[signature page of Performance Share Award Agreement dated as of August 5, 2008]

BEST BUY CO., INC.

By:

Its:
Accepted on this day of August, 2008.

[Recipient Name]

ADDENDUM TO

PERFORMANCE SHARE AWARD AGREEMENT

Capitalized terms not defined in the body of this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:

“Affiliate” is generally defined in the Plan, but will mean, solely for purposes of the definitions of “Change in Control” and “Person” in this Addendum, a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.

“Beneficial Owner” will have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision.

“Cause” for termination of your employment with the Company Group shall, for purposes of this Agreement, be deemed to exist if you:

(I)                                    are convicted of or enter a plea of guilty or nolo contendere to: (a) a felony, (b) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(II)                                in the performance of your duties for the Company Group or otherwise to the detriment of the Company or its Affiliates, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(III)                            disobey the directions of the Board acting within the scope of its authority;

(IV)                            fail to comply with the policies and practices of the Company or its Affiliates;

(V)                                fail to devote substantially all of your business time and effort to the Company Group;

(VI)                            are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person;

(VII)                        are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have engaged in a pattern of poor performance;

(VIII)                    are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its behalf, to have engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

(VIII)                    breach any material provision of this Agreement or any other agreement between you and any member of the Company Group; or

(IX)                           engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.

All determinations and other decisions relating to Cause (as defined above) for termination of your employment shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you.  In the event that there exists Cause (as defined above) for termination of your employment, the member of the Company Group that employs you may terminate your employment and this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf.

A “Change in Control” will be deemed to have occurred, solely for purposes of this Agreement, if (a) the conditions set forth in any one of the following paragraphs are satisfied after the Award Date; and (b) the conditions that are satisfied do not constitute or involve a Going Private Transaction:

(I)                                    any Person becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing more than 50% of the total fair market value or combined voting power of Best Buy’s then outstanding stock excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; provided, however, that if any such Person already was the Beneficial Owner of 30% or more of such stock, any increase in such ownership will not be a Change in Control; or

(II)                                individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof during any 12-month period; or

(III)                            there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation that would result in the voting stock of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding stock under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting stock of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy’s then outstanding stock; or

(IV)                            there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy’s assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy’s assets to (a) an entity, at least 50% of the total fair market value or combined voting power of the voting securities of which are directly or indirectly owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy stock or voting stock immediately before such sale; (b) a Person who is the Beneficial Owner, directly or indirectly, of securities of Best Buy representing more than 50% of the total fair market value or combined voting power of Best Buy’s then outstanding stock; or (c) any other Person or entity that is treated as a related person under the Code Section 409A regulations concerning a change in ownership of a corporation’s assets.

(V)                                Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately before such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

(VI)                            This definition of Change in Control shall be interpreted to be consistent with and comply with the regulations issued under Code Section 409A.

“Company Group” will mean, collectively, Best Buy and its Affiliates.

“Competitive Activity” shall mean any activities that are competitive with the business conducted by any member or members of the Company Group at or before the date of the termination of your employment, all as described in Best Buy’s periodic reports filed pursuant to the Securities Exchange Act of 1934 (e.g., Best Buy’s Annual Report on Form 10-K) or other comparable publicly disseminated information available at the time of such activity.

“Confidential Information” will mean any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to:  trade secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertain to you or other employees of the Company Group); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which you encounter during employment, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group.  Confidential Information does not include information which is or becomes generally known within Best Buy’s industry through no act or omission by you; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information.

“Going Private Transaction” shall mean a “Rule 13e-3 transaction,” as defined in Rule 13e-3(a)(3) under the Securities Exchange Act of 1934, as amended, or any successor provision.

“Person” is generally defined in the Plan, but solely for purposes of the definition of “Change in Control” in this Addendum, will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term will not include (i) Best Buy or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.

“Qualified Retirement” will mean any termination of your employment with the Company Group on or after your 60th birthday, at a time when you could not have been discharged for Cause by any member of the Company Group, so long as you have served the Company Group continuously for at least the three-year period immediately preceding that termination.

“Whole Month” will mean a fiscal month in which you have been employed by one or more members of the Company Group for at least 15 days.

PERFORMANCE GOALS SCHEDULE TO

PERFORMANCE SHARE AWARD AGREEMENT

Dated: August 5, 2008

Performance Periods and Goals

The Performance Periods for the Performance Award are as follows:

Award Component	Performance Period
Component 1 Performance Shares	June 1, 2008 — February 26, 2011
Component 2 Performance Shares	June 1, 2008 — March 3, 2012

The Performance Shares will be earned based on the achievement of Performance Goals established for the following metrics:

•                  Comparable Store Sales

•                  Profit Growth

•                  Revenue Growth

The metrics are defined below as part of this schedule.

Up to 50% of the total Performance Award opportunity may be earned based on achievement of the Performance Goals during the Component 1 Performance Period, and the other 50% of the total award opportunity may be earned based on achievement of the Performance Goals during the Component 2 Performance Period.  The Performance Shares that are earned, if any, will vest as described in Sections 2.2 and 3.2, respectively; will be issued as described in Sections 2.3 and 3.3, respectively; and are subject to restrictions and possible forfeiture under Sections 4.2 and 4.4 and Article V.  The amount of Performance Shares earned during each respective Performance Period will be determined by the Committee based on the application of the Incentive Formula below. The Performance Goals may be adjusted at the Committee’s discretion to account for the impact of material business combinations, external changes or other unanticipated business conditions; provided, however, that no such adjustment shall be made to the extent it would be considered an upward discretionary increase in the amount payable to the individual within the meaning of Section 162(m) of the Code.  No vesting will occur before the end of each respective Performance Period, except as specifically provided in the Agreement.

The amount of Performance Shares earned with respect to each of the Performance Periods will be determined based on application of the following Incentive Formula:

Note on Incentive Formula: Performance ranges and corresponding scores shall be interpolated based on actual results.

Performance Metric Definitions

Definitions of each performance metric contained in the Incentive Formula are set forth below.  At the end of each Performance Period (or as otherwise required under this Agreement) actual results with respect to each performance metric will be measured and/or validated by the Company’s accounting controllership function, and will be subject to formal approval by the Committee. The Committee’s determination of actual results, based on recommendations of the accounting controllership, shall be final, conclusive and binding upon you.

Comparable Store Sales

Component	Description
Definition

The meaning of Comparable Store Sales is the average of the annual Company comparable store sales percentage for each of the years in the Performance Period. The comparable store sales percentage used for this calculation shall be the same as is used by the Company for external reporting purposes.

Calculation

Component 1 Comparable Store Sales Factor = (Company Comparable Store Sales Fiscal 2009* .2858)+ (Company Comparable Store Sales Fiscal 2010* .3571)+ (Company Comparable Store Sales Fiscal 2011*.3571)

Component 2 Comparable Store Sales Factor = (Company Comparable Store Sales Fiscal 2009* .2104)+ (Company Comparable Store Sales Fiscal 2010* .2632)+ (Company Comparable Store Sales Fiscal 2011* .2632)+ (Company Comparable Store Sales Fiscal 2012* .2632)

Rounding	Comparable Store Sales Factor rounded to one tenth of a percentage point (e.g., 7.0%)

Profit Growth

Component	Description
Definition

The meaning of Profit Growth is the compounded annual growth in Enterprise Profit over the defined base year. The Enterprise Profit number used for this calculation shall be calculated by taking Net Earnings plus Income Tax Expense plus Interest Expense minus Investment Income and Other. Net Earnings, Income Tax Expense, Interest Expense, and Investment Income and Other shall be the same as is used by the Company for external reporting purposes.

Calculation

Profit Growth = ((F/ B)^(1/N))-1

B = Profit dollars (Net Earnings plus Income Tax Expense plus Interest Expense minus Investment Income and Other) for base measurement period of Fiscal 2008 = $2,155M

N = Number of years between F and B

F = Profit (Net Earnings plus Income Tax Expense plus Interest Expense minus Investment Income and Other) for final measurement year of applicable award component

Award Component 1: Final measurement year = Fiscal 2011
Award Component 2: Final measurement year = Fiscal 2012

Rounding

Net Earnings plus Income Tax Expense plus Interest Expense minus Investment Income and Other rounded to nearest millions (e.g. $2,155M)

Profit Growth rounded to one tenth of a percentage point (e.g., 40.0%)

Revenue Growth

Component	Description
Definition

The meaning of Revenue Growth is the compounded annual growth in Company Revenue over the defined base year. The Company Revenue number used for this calculation shall be the same as is used by the Company for external reporting purposes.

Calculation

Revenue Growth = ((F/ B)^(1/N))-1

B = Company Revenue dollars for base measurement period of Fiscal 2008 = $40,023M

N = Number of years between F and B

F = Company Revenue dollars for final measurement year of applicable award component

Component 1: Final measurement year = Fiscal 2011
Component 2: Final measurement year = Fiscal 2012

Rounding	Company Revenue dollars rounded to nearest millions (e.g., $40,023M) Revenue growth rounded to one tenth of a percentage point (e.g., 15.5%)